Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219 and
333-162219-01

RBS Exchange Traded Notes

RBS Oil Trendpilot[] ETN (TWTI)

The RBS Oil Trendpilot[] Exchange Traded Notes (RBS ETNs) are unsecured and senior obligations of The Royal Bank of Scotland plc (RBS plc), and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc (RBS
Group). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of RBS plc and RBS
Group to pay, and are also subject to market risk.

RBS Oil Trendpilot[] ETNs track the RBS Oil Trendpilot[] Index (USD) which provides:
Trend-following exposure using an objective and transparent methodology to either the RBS 12-Month Oil Total Return Index (USD) or the Cash Rate; Oil
Exposure in positive trending markets by tracking the RBS 12-Month Oil Total
Return Index (USD) ; and Cash Rate Exposure in negative trending markets by tracking a hypothetical investment in 3-month U.S. Treasury bills as of the most recent weekly auction.

Illustration of the Trendpilot([]) Index Methodology

A positive trend is established:
The Index will track the Benchmark Index

                                   If the closing level of the Benchmark Index is at or above its historical
                                   100-Index business day simple moving average for []ve consecutive Index business days
                                                        A negative trend is established:
                                                        The Index will track the Cash Rate
                                                        If the closing level of the Benchmark Index is below its
                                                        historical 100-Index business day simple moving
                                                        average for []ve consecutive Index business days
Hypothetical Benchmark Index Level                         A negative trend is established

Hypothetical Benchmark Index

Hypothetical 100-Index business day simple moving average

Time

The above graph illustrates the operation of the Trendpilot[] Index
Methodology. It does not re[]ect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.
If neither of the above conditions is satis[]ed, the trend of the Benchmark
Index will be the same as the trend of the Benchmark Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the
Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.

Not FDIC Insured. May Lose Value.

RBS ETN Details

Issuer        The Royal Bank of Scotland plc
Guarantor     The Royal Bank of Scotland
              Group plc
Ticker        TWTI
Intraday      TWTI.IV
Indicative
Value Ticker
CUSIP         78009P127
ISIN          US78009P1277
Primary       NYSE Arca
Exchange
Maturity      9/13/2041
Index         RBS Oil Trendpilot[] Index (USD)
              (Bloomberg symbol:
              "TPOILUT Index") which tracks
              the Benchmark Index or the Cash
              Rate depending on the relative
              performance of the Benchmark
              Index on a simple historical mov-
              ing average basis.
Benchmark     RBS 12-Month Oil Total Return
Index         Index (USD) (Bloomberg symbol:
              "12MOILTR Index")
Cash Rate     Yield on a hypothetical notional
              investment in 3-month U.S.
              Treasury bills as of the most re-
              cent weekly auction (Bloomberg
              page: "USB3MTA Index")
Annual        When the Index is tracking the
Investor Fee  Benchmark Index: 1.10% per
(accrued on a annum. When the Index is
daily basis)  tracking the Cash Rate: 0.50%
              per annum.
Repurchase at You may offer your RBS ETNs to
your option   RBS plc for repurchase on any
              business day on or prior to
              9/5/2041, provided that you offer
              a minimum of 20,000 RBS ETNs
              for any single
              repurchase and follow the
              procedures described in the
              pricing supplement.
Early         We may redeem all of the
redemption at RBS ETNs at our discretion at
our option    any time on or prior to 9/11/2041.
Daily         Upon early repurchase or
Redemption    redemption or at maturity, you will
Value         receive a cash payment equal to
              the daily redemption value per
              RBS ETN. The daily redemption
              value on the relevant valuation
              date will be published on
              www.rbs.com/etnUS/TWTI*.

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

To []nd out more
Call toll free 855-RBS-ETPS or visit

www. rbs.com/etnUS

RBS 12-Month Oil Total Return Index (USD) (the "Benchmark Index")

The Benchmark Index utilizes a rules-based methodology to provide exposure to a hypothetical notional investment in a series of 12 light sweet crude oil (WTI)
futures contracts that are traded on the New York Mercantile Exchange. The 12 futures contracts comprising the Benchmark Index on any given day will be the futures contracts scheduled to expire in the immediately following calendar month and futures contracts scheduled to expire in each of the eleven months thereafter. The Benchmark Index is rebalanced on a monthly basis so that each of the 12 contracts is equally weighted upon each rebalancing. For more information regarding the RBS 12-Month Oil Total Return Index (USD) methodology please see the RBS Oil Trendpilot ETN pricing supplement.

Historical Performance (%) -- as of 03/30/2012
------------------------------------------------------ ----------- ----------- -----------------------
                                                                               SINCE RBS ETN INCEPTION
                                                       1-MONTH (%) 3-MONTH (%)      (9/13/2011) %)
------------------------------------------------------ ----------- ----------- -----------------------
 RBS Oil Trendpilot[] ETN Daily Redemption Value(1)       -3.12       5.31              9.53
 RBS Oil Trendpilot[] Index (USD)                         -3.04       5.57             10.04
 RBS 12-Month Oil Total Return Index (Benchmark Index)    -3.04       5.57             14.63

Source: Bloomberg. The table above presents the actual historical performance of the RBS ETNs, the Index and the RBS 12-Month Oil Total Return Index over the speci[]ed periods. For information regarding the performance of the Index, see pages PS-43 to PS-48 of the pricing supplement of the RBS ETNs []led with the
U.S. Securites and Exchange Commisson (SEC). Past performance does not guarantee future results.

(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to (i) 1.10% per annum when the
Index is tracking the Benchmark Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS ETNs and the Index do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. The
Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time.
The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS
Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have []led a registration statement (including a prospectus) with the U.S. Securities and Exchange
Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS
Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities
Inc. (RBSSI) or any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).
RBS Oil Trendpilot[] Index (USD) and RBS 12-Month Oil Total Return Index (USD)
are the property of RBS plc. The Index and the Benchmark Index are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS ETNs, which track the Index and may track the Benchmark Index, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in the securities.

NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
WITH RESPECT TO THE INDEX OR BENCHMARK INDEX OR ANY DATA INCLUDED THEREIN. IN
NO EVENT SHALL NYSE ARCA
HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR TWTI CONSEQUENTIAL
DAMAGES (INCLUDING LOST PROFITS), EVEN IF
NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value. Dated April 24, 2012